Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Canterbury Park Holding Corporation on Form S-8 of our report dated March 17, 2004, appearing in the Annual Report on Form 10-K of Canterbury Park Holding Corporation for the year ended December 31, 2003.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Minneapolis, Minnesota
November 8, 2004